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                                                                      EXHIBIT 11

                             EAGLE BANCSHARES, INC.

Statement re: Computation of per share earnings

     Basic earnings per share are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on the weighted average number of common shares outstanding during each period, plus common share equivalents calculated for stock options and restricted stock outstanding using the treasury stock method.

     In the calculation of basic and diluted earnings per share, net income is identical. Below is a reconciliation for the three month periods ended June 30, 1999 and 1998, of the difference between average basic common shares outstanding and average diluted common shares outstanding.

(in thousands, except per share data)                Three Months Ended
Basic                                           JUNE 30, 1999     JUNE 30, 1998
-----                                           -------------     -------------
Net income                                        $2,441               $2,980
                                                -------------------------------

Average common shares                              5,571                5,763
                                                -------------------------------

Earnings per common share - basic                 $ 0.44               $ 0.52
                                                -------------------------------

Diluted
-------

Net income                                        $2,441               $2,980
                                                -------------------------------

Average common shares - basic                      5,571                5,763
Incremental share outstanding                        129                  198
Average common shares - diluted                    5,700                5,961
                                                -------------------------------

Earnings per common share - diluted               $ 0.43               $ 0.50